Exhibit 23.2

Consent of Independent Registered Certified Public Accounting Firm

TracFone Wireless, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in this Registration Statement (Form F-4) and related Prospectus of América Móvil, S.A.B. de C.V. (“América Móvil”) for the registration of US$ 500,000,000 Floating Rate Senior Notes due 2008, of our report dated February 12, 2007, relating to the consolidated financial statements of TracFone Wireless, Inc., appearing in the Annual Report (Form 20-F) of América Móvil for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Miami, Florida

September 19, 2007